Exhibit 99.1

Press Release

FOR IMMEDIATE RELEASE

Contact:	Howard H. Nolan Senior Executive Vice President Chief Financial Officer (631) 537-1001, ext. 7255

BRIDGE BANCORP, INC.

REPORTS SECOND QUARTER 2012 RESULTS

Growth in Loans, Core Deposits and Net Income

(Bridgehampton, NY – July 23, 2012)  Bridge Bancorp, Inc. (NASDAQ:BDGE), the parent company of The Bridgehampton National Bank, today announced net income and earnings per share for the second  quarter of 2012. Highlights of the Company’s financial results for the quarter include:

•                Net income of $3.1 million and $.36 per share for the quarter, a 24% increase in net income over 2011.

•                Returns on average assets and equity of .87% and 11.55%, respectively.

•                Net interest income of $11.8 million, an increase of $1.3 million over 2011, with a net interest margin of 3.63%.

•                Total assets of $1.40 billion at June 2012, 18% higher than June 2011.

•                Loan growth of $89 million or 15%, compared to June 2011.

•                Deposits of $1.23 billion, a 15% increase compared to the second quarter of 2011.

•                Continued solid asset quality metrics and increased reserve coverage.

•                Tier 1 Capital increased by $36 million or 41% from June 2011.

•                Quarterly dividend of $.23 per share declared.

“This quarter, we again delivered strong results, achieving impressive gains in deposits and loans and record net income. This is consistent with recent trends, as we continue building on our recognized success as a locally owned and operated community bank.  New relationships in new markets, coupled with successes in long standing markets, continue to generate deposit and lending opportunities. The ability for customers to work with local bankers, who make decisions locally, is the cornerstone of community banking. We have employed this model throughout our history, and are excited to bring it to newer markets,” commented Kevin M. O’Connor, President and CEO, Bridge Bancorp, Inc.

Net Earnings and Returns

Net income for the quarter ended June 2012 was $3.1 million or $.36 per share, compared to $2.5 million or $.38 per share, for the same period in 2011. The Company’s net income and earnings per share for the second quarter of 2011 included $0.3 million in acquisition costs, net of tax, associated with the Hamptons State Bank merger, which closed in May 2011.

For 2012, the increase in net income reflects growth in net interest income and securities gains, partially offset by higher credit costs and non-interest expenses. Earnings per share for the quarter ended June 2012, reflects the higher share count associated with the $24 million in capital raised in the fourth quarter of 2011.

The increase in interest income results from a higher level of earning assets funded with core deposits. Average earning assets increased by 24% or $257.7 million during the quarter, offsetting a decline in net interest margin to 3.63% from 4.00% in the second quarter of 2011. The margin decline is attributable to historically low market interest rates on repricing assets and liabilities offsetting strong deposit growth and higher loan demand. The provision for loan losses was $2.5 million for the quarter, $1.6 million higher than the comparable 2011 quarter. The increase in the provision for loan losses, despite the positive trends in the Bank’s asset quality metrics, reflects the consideration of macroeconomic factors.

“Although our asset quality measures remain strong, we believe it’s prudent to continue protecting against developing negative trends. This quarter we have seen a marked change in the perception of the domestic economy. Statistically, job creation has dramatically slowed and GDP forecasts have been reduced. Moreover, the budgetary problems that continue in Europe and other parts of the world have contributed to economic uncertainty. Global stock markets have declined, as have market interest rates.  These trends signaled the need for us to be more guarded in our assessment of the overall economy and, to ultimately increase our reserves,” commented Mr. O’Connor.

This quarter total non-interest income, excluding net securities gains, increased 23%, driven by title fee income and fees for customer services. During the June 2012 quarter, the Company repositioned its balance sheet, as the continuing low rate environment presented opportunities to exit certain positions in the bond portfolio. Securities aggregating $59 million were sold at a net gain of $1.7 million.  A portion of the sales proceeds were used to repay borrowings with the balance available to fund future loan growth. The $0.8 million increase in non-interest expense reflects investments in new branches, technology and staff.

“Our expanded customer base and geographic footprint fueled growth in all forms of fee income. Our Title business benefitted from increased lending opportunities and leveraging new relationships. Additionally, declines in interest rates across the yield curve provided an opportunity to reposition, at substantial gain, a portion of our balance sheet through the sale of selected securities. It is our intention to redeploy, over time, the proceeds into the loan portfolio,” noted Mr. O’Connor.

Balance Sheet and Asset Quality

Total assets of $1.40 billion at quarter end were $209.1 million or 17.5% higher than the June 2011 level of $1.19 billion, reflecting strong organic growth. Loans increased $88.7 million or 15%, while investment securities increased $90.0 million or 17%. Growth was funded principally by deposits, which ended the second quarter at $1.23 billion, including $367.8 million of demand deposits.

Asset quality measures substantially improved at June 2012 as non-performing assets (“NPA’s”) declined 53% to $3.3 million from $7.0 million at June 2011.  Currently NPA’s represent only 0.49% of total loans, compared to 1.19% at June 2011. Overall delinquency numbers also show strength with loans past due 30-89 days amounting to only $1.8 million, or less than 0.27% of total loans. At June 30,

2012, the allowance for loan losses was $13.6 million, a $4.1 million increase from June 30, 2011, and the allowance as a percentage of total loans was 2.0%, compared to 1.61% at June 30, 2011.

Stockholders’ equity grew $34.5 million to $112.6 million at June 2012 compared to $78.0 million at June 2011. The increase reflects the capital raised in the 2011 fourth quarter stock offerings, the Dividend Reinvestment Plan, as well as continued earnings growth, net of dividends.  Overall, Tier 1 Capital increased to $125.5 million, 41% higher than the June 2011 level.  The Company’s capital ratios exceed all regulatory minimums and the Bank continues to be classified as well capitalized.

Challenges & Opportunities

“Despite fiscal and monetary policy initiatives implemented to combat the recession, many signs still point toward economic weakness. The recovery has been tepid, with a continuing overhang of foreclosed homes and a marked lack of job creation. This prolonged period of deleveraging, after the debt fueled expansion of the mid 2000’s, has been difficult for many, both in economic and personal terms.  Locally, foreclosure rates in Nassau and Suffolk counties have increased sharply over the prior year and the unemployment rate on Long Island has risen compared to 2011.

“It is against this challenging backdrop that we manage our business. This quarter we more proactively managed our interest rate and credit risk, a decision we believe was appropriate and prudent given the market signals.

“In June 2012, we opened our 21st branch in Ronkonkoma, New York near MacArthur Airport, a regional transportation hub in our market place. We also received regulatory approval to open two additional branches in Suffolk County, NY: Hauppauge and Shelter Island.  We expect to open these locations during the first quarter of 2013.  Our competitive landscape constantly evolves and we must continually invest in our infrastructure and technology, and capitalize on current competitors’ dislocations and distractions.

“Finally, we are proud to be ranked 9th out of the top 200 publicly traded banks in the country with assets under $2 billion by American Banker,” concluded Mr. O’Connor.

About Bridge Bancorp, Inc.

Bridge Bancorp, Inc. is a bank holding company engaged in commercial banking and financial services through its wholly owned subsidiary, The Bridgehampton National Bank.  Established in 1910, the Bank, with assets of approximately $1.4 billion, and a primary market area of Suffolk County, Long Island, operates 21 retail branch locations. Through this branch network and its electronic delivery channels, it provides deposit and loan products and financial services to local businesses, consumers and municipalities. Title insurance services are offered through the Bank’s wholly owned subsidiary, Bridge Abstract. Bridge Investment Services offers financial planning and investment consultation.

The Bridgehampton National Bank continues a rich tradition of involvement in the community by supporting programs and initiatives that promote local business, the environment, education, healthcare, social services and the arts.

Please see the attached tables for selected financial information.

This report may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”).  Such forward-looking statements, in addition to historical information, involve risk and uncertainties, and are based on the beliefs, assumptions and expectations of management of the Company.  Words such as “expects,”  “believes,”  “should,” “plans,” “anticipates,” “will,” “potential,” “could,” “intend,” “may,” “outlook,” “predict,” “project,” “would,” “estimated,” “assumes,” “likely,” and variation of such similar expressions are intended to identify such forward-looking statements.  Examples of forward-looking statements include, but are not limited to, possible or assumed estimates with respect to the financial condition, expected or anticipated revenue, and results of operations and business of the

Company, including earnings growth; revenue growth in retail banking lending and other areas; origination volume in the  consumer, commercial and other lending businesses; current and future capital management programs; non-interest income levels, including fees from the title abstract subsidiary and banking services as well as product sales; tangible capital generation; market share; expense levels; and other business operations and strategies.  For this presentation, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.

Factors that could cause future results to vary from current management expectations include, but are not limited to, changing economic  conditions; legislative and regulatory changes, including increases in FDIC insurance rates; monetary and fiscal policies of the federal government; changes in tax policies; rates and regulations of federal, state and local tax authorities; changes in interest rates; deposit flows; the cost of funds; demands for loan products; demand for financial services; competition; changes in the quality and composition of the Bank’s loan and investment portfolios; changes in management’s business strategies; changes in accounting principles, policies or guidelines; changes in real estate values; a failure to realize or an unexpected delay in realizing, the growth opportunities and cost savings anticipated from the Hamptons State Bank merger; an unexpected increase in operating costs, customer losses and business disruptions  following the Hamptons State Bank merger; expanded regulatory requirements as a result of the Dodd-Frank Act, which could adversely affect operating results; and other factors discussed elsewhere in this report, and in other reports filed by the Company with the Securities and Exchange Commission.   The forward-looking statements are made as of the date of this report, and the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Condition (unaudited)

(In thousands)

	June 30,	December 31,	June 30,
	2012	2011	2011
ASSETS
Cash and Due from Banks	$29,034	$25,921	$17,426
Interest Earning Deposits with Banks	35,183	53,625	12,491
Total Cash and Cash Equivalents	64,217	79,546	29,917
Securities Available for Sale, at Fair Value	449,493	441,439	385,910
Securities Held to Maturity	177,922	169,153	152,807
Total Securities	627,415	610,592	538,717
Securities, Restricted	2,828	1,660	1,485
Loans Held for Sale	—	2,300	—
Loans Held for Investment	678,532	612,143	589,788
Less: Allowance for Loan Losses	(13,556)	(10,837)	(9,494)
Loans, net	664,976	601,306	580,294
Premises and Equipment, net	24,993	24,171	23,674
Goodwill and Other Intangible Assets	2,315	2,350	2,301
Accrued Interest Receivable and Other Assets	15,465	15,533	16,761
Total Assets	$1,402,209	$1,337,458	$1,193,149
LIABILITIES AND STOCKHOLDERS’ EQUITY
Demand Deposits	$367,768	$321,496	$308,056
Savings, NOW and Money Market Deposits	686,171	683,863	608,047
Certificates of Deposit of $100,000 or more	135,875	140,578	110,337
Other Time Deposits	40,710	42,248	45,904
Total Deposits	1,230,524	1,188,185	1,072,344
Federal Funds Purchased and Repurchase Agreements	12,317	16,897	16,197
Federal Home Loan Bank Advances	15,000	—	—
Junior Subordinated Debentures	16,002	16,002	16,002
Other Liabilities and Accrued Expenses	15,778	9,387	10,560
Total Liabilities	1,289,621	1,230,471	1,115,103
Total Stockholders’ Equity	112,588	106,987	78,046
Total Liabilities and Stockholders’ Equity	$1,402,209	$1,337,458	$1,193,149
Selected Financial Data:
Tangible Book Value Per Share	$12.83	$12.54	$11.25
Capital Ratios
Total Capital (to risk weighted assets)	15.8%	16.2%	13.1%
Tier 1 Capital (to risk weighted assets)	14.5%	15.0%	11.8%
Tier 1 Capital (to average assets)	8.9%	9.3%	7.8%
Asset Quality
Non-performing loans	$3,339	$4,161	$7,028
Real estate owned	—	—	—
Non-performing assets	$3,339	$4,161	$7,028
Non-performing loans/Total loans	0.49%	0.68%	1.19%
Allowance/Non-performing loans	405.99%	260.44%	135.09%
Allowance/Total loans	2.00%	1.77%	1.61%
Allowance/Originated loans	2.08%	1.87%	1.72%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of  Income  (unaudited)

(In thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2012	2011	2012	2011

Interest Income	$13,677	$12,333	$26,975	$23,929
Interest Expense	1,872	1,872	3,770	3,684
Net Interest Income	11,805	10,461	23,205	20,245
Provision for Loan Losses	2,500	900	3,325	1,600
Net Interest Income after Provision for Loan Losses	9,305	9,561	19,880	18,645
Other Non Interest Income	1,609	1,427	3,067	2,677
Title Fee Income	470	263	693	467
Net Securities Gains	1,721	135	1,993	135
Total Non Interest Income	3,800	1,825	5,753	3,279
Salaries and Benefits	5,262	4,399	10,373	8,574
Acquisition Costs	—	386	—	619
Amortization of Core Deposit Intangible	17	8	35	8
Cost of Extinguishment of Debt	—	—	158	—
Other Non Interest Expense	3,288	2,991	6,222	5,991
Total Non Interest Expense	8,567	7,784	16,788	15,192
Income Before Income Taxes	4,538	3,602	8,845	6,732
Provision for Income Taxes	1,475	1,126	2,843	2,096
Net Income	$3,063	$2,476	$6,002	$4,636
Basic Earnings Per Share	$0.36	$0.38	$0.71	$0.71
Diluted Earnings Per Share	$0.36	$0.38	$0.71	$0.71

Selected Financial Data:
Return on Average Total Assets	0.87%	0.86%	0.87%	0.85%
Return on Average Stockholders’ Equity	11.55%	14.51%	11.53%	14.09%
Net Interest Margin	3.63%	4.00%	3.67%	4.07%
Efficiency Ratio	60.10%	62.06%	60.42%	62.86%
Operating Expense as a % of Average Assets	2.43%	2.71%	2.44%	2.78%

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Three months ended June 30,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$649,420	$9,764	6.05%	$544,094	$8,564	6.31%
Securities	668,417	4,238	2.55	477,997	4,106	3.45
Federal funds sold	—	—	—	—	—	—
Deposits with banks	27,284	18	0.27	65,292	41	0.25
Total interest earning assets	1,345,121	14,020	4.19	1,087,383	12,711	4.69
Non interest earning assets:
Other Assets	73,727			63,873
Total assets	$1,418,848			$1,151,256

Interest bearing liabilities:
Deposits	$899,602	$1,407	0.63%	$763,852	$1,396	0.73%
Federal funds purchased and repurchase agreements	41,756	115	1.11	16,392	135	3.30
Federal Home Loan Bank term advances	7,527	9	0.48	330	—	—
Junior Subordinated Debentures	16,002	341	8.57	16,002	341	8.55
Total interest bearing liabilities	964,887	1,872	0.78	796,576	1,872	0.94
Non interest bearing liabilities:
Demand deposits	340,318			278,816
Other liabilities	7,005			7,403
Total liabilities	1,312,210			1,082,795
Stockholders’ equity	106,638			68,461
Total liabilities and stockholders’ equity	$1,418,848			$1,151,256

Net interest income/interest rate spread		12,148	3.41%		10,839	3.75%

Net interest earning assets/net interest margin	$380,234		3.63%	$290,807		4.00%

Less: Tax equivalent adjustment		(343)			(378)

Net interest income		$11,805			$10,461

BRIDGE BANCORP, INC. AND SUBSIDIARIES

Supplemental Financial Information

Condensed Consolidated Average Balance

Sheets And Average Rate Data (unaudited)

(In thousands)

	Six months ended June 30,
	2012			2011
			Average			Average
	Average		Yield/	Average		Yield/
(In thousands)	Balance	Interest	Cost	Balance	Interest	Cost
Interest earning assets:
Loans, net (including loan fee income)	$633,574	$19,286	6.12%	$523,173	$16,519	6.37%
Securities	646,214	8,409	2.62	470,810	8,116	3.48
Federal funds sold	—	—	—	—	—	—
Deposits with banks	32,021	42	0.26	47,808	59	0.25
Total interest earning assets	1,311,809	27,737	4.25	1,041,791	24,694	4.78
Non interest earning assets:
Other Assets	71,387			60,978
Total assets	$1,383,196			$1,102,769

Interest bearing liabilities:
Deposits	$899,395	$2,853	0.64%	$736,620	$2,732	0.75%
Federal funds purchased and repurchase agreements	29,032	226	1.57	16,766	269	3.24
Federal Home Loan Bank term advances	3,764	8	0.43	166	—	—
Junior Subordinated Debentures	16,002	683	8.58	16,002	683	8.61
Total interest bearing liabilities	948,193	3,770	0.80	769,554	3,684	0.97
Non interest bearing liabilities:
Demand deposits	323,523			260,712
Other liabilities	6,836			6,156
Total liabilities	1,278,552			1,036,422
Stockholders’ equity	104,644			66,347
Total liabilities and stockholders’ equity	$1,383,196			$1,102,769

Net interest income/interest rate spread		23,967	3.45%		21,010	3.81%

Net interest earning assets/net interest margin	$363,616		3.67%	$272,237		4.07%

Less: Tax equivalent adjustment		(762)			(765)

Net interest income		$23,205			$20,245